Exhibit 99.1

KEYSTONE TO TERMINATE, RESULTING IN LIQUIDATION OF ITS OUTSTANDING
SERIES D AND SERIES E PREFERRED STOCK

WEST CONSHOHOCKEN, PENN. — August 4, 2004 — Keystone Property Trust (NYSE: KTR), today announced, following the closing of its merger with a partnership indirectly owned by ProLogis (NYSE: PLD) and certain affiliates of investment funds managed by Eaton Vance Management, that it intends to liquidate and terminate its existence, effective September 3, 2004.

In accordance with the terms of Keystone’s Articles Supplementary and the merger agreement, upon the liquidation of Keystone, each holder of Keystone Series D Cumulative Redeemable Preferred Stock shall be entitled to a liquidation payment of $25.209 per share (equal to $25 plus accumulated and unpaid dividends for the period August 1, 2004 through September 3, 2004) and each holder of Keystone Series E Cumulative Redeemable Preferred Stock shall be entitled to a liquidation payment of $25.169 per share (equal to $25 plus accumulated and unpaid dividends for the period August 1, 2004 through September 3, 2004). Dividend payments to holders of record as of July 16, 2004 were paid on July 30, 2004 and are not part of these liquidation payments.

The liquidation payments for any shares of Series D Preferred or Series E Preferred held as of September 3, 2004 will be sent by Keystone’s paying agent, LaSalle Bank, N.A., on or about September 3, 2004. Questions relating to the liquidation payments should be directed to LaSalle Bank at 800-246-5761 or to a ProLogis Investor Relations representative at 303-576-2622.

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For more information:
Melissa Marsden
ProLogis
(303) 576-2622
mmarsden@prologis.com